                                                                     EXHIBIT 2-1

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                               DTE ENERGY COMPANY
                             MCN ENERGY GROUP INC.
                                      AND
                             DTE ENTERPRISES, INC.

                          DATED AS OF OCTOBER 4, 1999

                       AS AMENDED AS OF NOVEMBER 12, 1999

                               TABLE OF CONTENTS

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RECITALS.............................................................      1
ARTICLE I
  The Merger; Closing; Effective Time................................      1
  1.1.   The Merger..................................................      1
  1.2.   Closing.....................................................      1
  1.3.   Effective Time..............................................      1
ARTICLE II
  Articles of Incorporation and By-Laws of the Surviving
     Corporation.....................................................      1
  2.1.   The Articles of Incorporation...............................      1
  2.2.   The By-Laws.................................................      2
ARTICLE III
  Officers and Directors of the Surviving Corporation................      2
  3.1.   Directors...................................................      2
  3.2.   Officers....................................................      2
ARTICLE IV
  Effect of the Merger on Capital Stock; Election Procedures.........      2
  4.1.   Effect on Capital Stock.....................................      2
         (a) Merger Consideration....................................      2
         (b) Cancellation of Shares..................................      2
         (c) Merger Sub..............................................      2
  4.2.   Allocation of Merger Consideration; Election Procedures;
         Exchange Procedures.........................................      3
         (a) Allocation..............................................      3
         (b) Election Procedures.....................................      3
         (c) Exchange and Payment Procedures.........................      5
         (d) Distributions with Respect to Unexchanged Shares;
             Voting..................................................      5
         (e) Transfers...............................................      5
         (f) Fractional Shares.......................................      5
         (g) Termination of Exchange Fund............................      6
         (h) Lost, Stolen or Destroyed Certificates..................      6
         (i) Affiliates..............................................      6
  4.3.   Dissenters' Rights..........................................      6
  4.4.   Adjustments to Prevent Dilution.............................      6
  4.5.   Tax Opinion Adjustment......................................      7
  4.6.   Uncertificated Shares of Parent Common Stock................      7
ARTICLE V
  Representations and Warranties.....................................      7
  5.1.   Representations and Warranties of the Company, Parent and
         Merger Sub..................................................      7
         (a) Organization, Good Standing and Qualification...........      7
         (b) Capital Structure.......................................      8
         (c) Corporate Authority; Approval and Fairness..............      9
         (d) Governmental Filings; No Violations.....................     10
         (e) Reports; Financial Statements...........................     11
         (f) Absence of Certain Changes..............................     11
         (g) Litigation and Liabilities..............................     11
         (h) Employee Benefits.......................................     12
         (i) Compliance with Laws; Permits...........................     13
         (j) Takeover Statutes.......................................     13

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         (k) Environmental Matters...................................     13
         (l) Taxes...................................................     14
         (m) Labor Matters...........................................     15
         (n) Intellectual Property...................................     15
         (o) Insurance...............................................     15
         (p) Rights Plan.............................................     15
         (q) Brokers and Finders.....................................     16
         (r) Year 2000...............................................     16
         (s) Regulatory Proceedings..................................     16
         (t) FERC Jurisdiction.......................................     16
         (u) Regulation as a Utility.................................     16
         (v) Ownership of Shares.....................................     16
ARTICLE VI
  Covenants..........................................................     17
  6.1.   Interim Operations..........................................     17
  6.2.   Acquisition Proposals.......................................     19
  6.3.   Information Supplied........................................     21
  6.4.   Shareholders Meetings.......................................     21
  6.5.   Filings; Other Actions; Notification........................     21
  6.6.   Access......................................................     22
  6.7.   Affiliates..................................................     23
  6.8.   Stock Exchange Listing and De-listing.......................     23
  6.9.   Publicity...................................................     23
  6.10.  Benefits....................................................     23
         (a) Stock Options...........................................     23
         (b) Employee Benefits.......................................     24
         (c) Election to Parent's Board of Directors; Management
             Executive Committee.....................................     25
         (d) Employees...............................................     25
  6.11.  Expenses....................................................     25
  6.12.  Indemnification; Directors' and Officers' Insurance.........     25
  6.13.  Takeover Statutes...........................................     26
  6.14.  Dividends...................................................     26
  6.15.  Rate Matters................................................     26
  6.16.  Taxation....................................................     26
  6.17.  Transition Matters..........................................     26
  6.18.  Community Involvement.......................................     27
  6.19.  1935 Act and Power Act......................................     27
  6.20.  Feline Prides...............................................     27
ARTICLE VII
  Conditions.........................................................     28
  7.1.   Conditions to Each Party's Obligation to Effect the
         Merger......................................................     28
         (a) Shareholder Approval....................................     28
         (b) NYSE Listing............................................     28
         (c) Regulatory Consents.....................................     28
         (d) Litigation..............................................     28
         (e) S-4.....................................................     28
         (f) Blue Sky Approvals......................................     28
         (g) Certain Transactions....................................     28
  7.2.   Conditions to Obligations of Parent and Merger Sub..........     28
         (a) Representations and Warranties..........................     28
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         (b) Performance of Obligations of the Company...............     29
         (c) Consents Under Agreements...............................     29
         (d) Accountants Letter......................................     29
         (e) Affiliates Letters......................................     29
         (f) Material Adverse Effect.................................     29
         (g) Tax Opinion.............................................     29
         (h) Governmental Consents...................................     29
  7.3.   Conditions to Obligation of the Company.....................     29
         (a) Representations and Warranties..........................     29
         (b) Performance of Obligations of Parent and Merger Sub.....     30
         (c) Consents Under Agreements...............................     30
         (d) Accountants Letter......................................     30
         (e) Material Adverse Effect.................................     30
         (f) Tax Opinion.............................................     30
ARTICLE VIII
  Termination........................................................     30
  8.1.   Termination by Mutual Consent...............................     30
  8.2.   Termination by Either Parent or the Company.................     30
  8.3.   Termination by the Company..................................     31
  8.4.   Termination by Parent.......................................     31
  8.5.   Effect of Termination and Abandonment.......................     32
ARTICLE IX
  Miscellaneous and General..........................................     33
  9.1.   Survival....................................................     33
  9.2.   Modification or Amendment...................................     33
  9.3.   Waiver of Conditions........................................     33
  9.4.   Counterparts................................................     33
  9.5.   GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL...............     33
  9.6.   Notices.....................................................     34
  9.7.   Entire Agreement............................................     34
  9.8.   No Third Party Beneficiaries................................     34
  9.9.   Obligations of Parent and of the Company....................     35
  9.10.  Severability................................................     35
  9.11.  Interpretation..............................................     35
  9.12.  Assignment..................................................     35
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                                      A-iii

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of October 4, 1999 and as amended as of November 12, 1999, among DTE Energy Company, a Michigan corporation ("Parent"), MCN Energy Group Inc., a Michigan corporation (the "Company"), and DTE Enterprises, Inc., a Michigan corporation and wholly owned subsidiary of Parent ("Merger Sub," the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations").

                                    RECITALS

     WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of the Company with and into Merger Sub (the "Merger") and approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

     WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                      THE MERGER; CLOSING; EFFECTIVE TIME

     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease. Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of Merger Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article III. The Merger shall have the effects specified in the Michigan Business Corporation Act, as amended (the "MBCA").

     1.2. Closing. The closing of the Merger (the "Closing") shall take place
(i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 9:00 A.M. on the fifth business day after the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

     1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the "Michigan Certificate of Merger") to be executed and filed with the Department of Commerce of the State of Michigan as provided in Section 450.1707 of the MBCA. The Merger shall become effective at the time when the Michigan Certificate of Merger has been duly endorsed by the Department of Commerce of the State of Michigan (the "Effective Time").

                                   ARTICLE II

                     ARTICLES OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

     2.1. The Articles of Incorporation. The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time (the "Articles"), until duly amended as provided therein or by applicable law.

     2.2. The By-Laws. The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III

                             OFFICERS AND DIRECTORS
                          OF THE SURVIVING CORPORATION

     3.1. Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the By-Laws.

     3.2. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the By-Laws.

                                   ARTICLE IV

                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                              ELECTION PROCEDURES

     4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

     (a) Merger Consideration. Subject to the allocation and election procedures in Section 4.2 and subject to Section 4.5, each share of the common stock, par value $0.01 per share, of the Company (the "Common Stock"), including the associated right to purchase Series A Junior Participating Preferred Stock (each a "Right" and together with the Common Stock, a "Share" and, collectively, the "Shares") issued pursuant to the Rights Agreement, dated as of December 20, 1989, as amended by an amendment dated as of July 23, 1997, by and between the Company and First Chicago Trust Company of New York, as Rights Agent, (the "Rights Agreement"), issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent or Shares that are owned by the Company or any direct or indirect Subsidiary of the Company and in each case not held on behalf of third parties (each, an "Excluded Share" and collectively, "Excluded Shares")) shall be converted into the right to receive either (i) $28.50 in cash (the "Cash Consideration") or (ii) .775 shares of common stock, without par value, of Parent (the "Parent Common Stock") (the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration"). All references in this agreement to Parent Common Stock to be issued pursuant to the Merger shall be deemed to include the corresponding rights ("Parent Rights") to purchase Series A Junior Participating Preferred Stock of Parent pursuant to the Parent Rights Agreement (as defined in Section 5.1(b)(ii)), except where the context otherwise requires. At the Effective Time, all Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 4.2(f) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 4.1(a) and any dividends or other distributions pursuant to
Section 4.2(d).

     (b) Cancellation of Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

     (c) Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and each certificate therefor shall continue to evidence one share of common stock of the Surviving Corporation.

     4.2. Allocation of Merger Consideration; Election Procedures; Exchange Procedures.

     (a) Allocation. Subject to Section 4.5, notwithstanding anything in this Agreement to the contrary, the number of Shares (the "Cash Election Number") to be converted into the right to receive Cash Consideration in the Merger shall be equal to 55 percent of the number of Shares issued and outstanding immediately prior to the Effective Time of the Merger (not including any Excluded Shares). Subject to Section 4.5, the number of Shares to be converted into the right to receive Stock Consideration in the Merger (the "Stock Election Number") shall be equal to the number of Shares issued and outstanding immediately prior to the Effective Time of the Merger (not including any Excluded Shares) less the Cash Election Number.

     (b) Election Procedures.

     (i) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent, with the Company's prior approval, which shall not be unreasonably withheld (the "Exchange Agent"), for the benefit of the holders of Shares, (A) certificates representing the shares of Parent Common Stock, (B) cash and (C) any dividends or other distributions with respect to the Parent Common Stock to be issued or paid pursuant to Sections 4.1 and 4.2(d) in exchange for outstanding Shares upon due surrender of the Certificates pursuant to the provisions of this Article IV (such cash and certificates for shares of Parent Common Stock, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the "Exchange Fund").

     (ii) Subject to allocation and proration in accordance with the provisions of this Section 4.2 and Section 4.5, if appropriate, each record holder of Shares (other than Excluded Shares) issued and outstanding immediately prior to the Election Deadline (as defined below) shall be entitled (A) to elect to receive in respect of each such Share (x) Cash Consideration (a "Cash Election") or (y) Stock Consideration (a "Stock Election") or (B) to indicate that such record holder has no preference as to the receipt of Cash Consideration or Stock Consideration for such Shares (a "Non-Election"). Shares in respect of which a Non-Election is made (including shares in respect of which such an election is deemed to have been made pursuant to this Section 4.2 and Section 4.3 (collectively, "Non-Election Shares")) shall be deemed by Parent, in its sole and absolute discretion, subject to Section 4.2(a), to be, in whole or in part, Shares in respect of which Cash Elections or Stock Elections have been made.

     (iii) Elections pursuant to Section 4.2(b)(ii) shall be made on a form with such other provisions to be reasonably agreed upon by the Company and Parent (a "Form of Election") to be provided by the Exchange Agent for that purpose to holders of record of Shares (other than holders of Excluded Shares), together with appropriate transmittal materials, at a time approximately one month prior to the anticipated Closing Date (as defined in Section 1.2) or on such other date as the Company and Parent shall mutually agree. Elections shall be made by mailing to the Exchange Agent a duly completed Form of Election. To be effective, a Form of Election must be (x) properly completed, signed and submitted to the Exchange Agent at its designated office, by 9:00 a.m., on the Closing Date (which date shall be publicly announced by Parent as soon as practicable but in no event less than five trading days prior to the Closing
Date) (the "Election Deadline") and (y) accompanied by the Certificate(s) representing the Shares as to which the election is being made (or by an appropriate guarantee of delivery of such Certificate(s) by a commercial bank or trust company in the United States or a member of a registered national security exchange or of the National Association of Securities Dealers, Inc., provided that such Certificates are in fact delivered to the Exchange Agent within three trading days after the date of execution of such guarantee of delivery). A holder of record of Shares who holds such shares as nominee, trustee or in another representative capacity (a "Holder Representative") may submit multiple Forms of Election, provided that such Holder Representative certifies that each such Form of Election delivered to the Exchange Agent covers all the Shares held by such Holder Representative on behalf of a particular beneficial owner. The Company shall use its best efforts to make a Form of Election available to all Persons (as defined below) who become holders of record of Shares (other than Excluded Shares) between the date of mailing described in the first sentence of this Section 4.2(b)(iii) and the Election Deadline. Parent shall determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Exchange Agent, whether Forms of Election have been properly completed, signed and submitted or revoked. The decision of Parent (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election submitted to the Exchange Agent. A holder of Shares that does not submit an effective Form of Election prior to the Election Deadline shall be deemed to have made a Non-Election. For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature organized or existing under the laws of any jurisdiction.

     (iv) An election may be revoked, but only by written notice received by the Exchange Agent prior to the Election Deadline. Any Certificate(s) representing Shares that have been submitted to the Exchange Agent in connection with an election shall be returned without charge to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such Certificate(s). Upon any such revocation, unless a duly completed Form of Election is thereafter submitted in accordance with paragraph (b)(ii), such Shares shall be Non-Election Shares. In the event that this Agreement is terminated pursuant to the provisions hereof, any Shares that have been transmitted to the Exchange Agent pursuant to the provisions hereof shall promptly be returned without charge to the Person submitting the same.

     (v) If the aggregate number of Shares covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number, all Non-Election Shares shall be deemed to be Shares in respect of which Stock Elections have been made and (x) each Cash Election Share shall be converted into (i) the right to receive an amount in cash, without interest, equal to the product of (A) the Cash Consideration and (B) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of Parent Common Stock equal to the product of (A) the Exchange Ratio and (B) a fraction equal to one minus the Cash Fraction and (y) each Stock Election Share (including those deemed to be Stock Election Shares (as defined below) pursuant to this Section 4.2(b)(v)) shall be converted into the right to receive the Stock Consideration.

     (vi) If the aggregate number of Shares covered by Stock Elections (the "Stock Election Shares") exceeds the Stock Election Number, all Non-Election Shares shall be deemed to be Shares in respect of which Cash Elections have been made and (x) each Stock Election Share shall be converted into (i) the right to receive a number of shares of Parent Common Stock, equal to the product of (A) the Exchange Ratio and (B) a fraction (the "Stock Fraction"), the numerator of which shall be the Stock Election Number and the denominator of which shall be the total number of Stock Election Shares, and (ii) an amount in cash, without interest, equal to the product of (A) the Cash Consideration and (B) a fraction equal to one minus the Stock Fraction and (y) each Cash Election Share (including those deemed to be Cash Election Shares) shall be converted into the right to receive the Cash Consideration.

     (vii) In the event that neither clause (v) nor clause (vi) of this Section 4.2(b) is applicable, a number of Non-Election Shares shall be deemed Stock Election Shares such that the total Stock Election Shares equals the Stock Election Number and any remaining Non-Election Shares shall be deemed Cash Election Shares and (x) all Cash Election Shares and all Non-Election Shares in respect of which Cash Elections are deemed to have been made shall be converted into the right to receive Cash Consideration, and (y) all Stock Election Shares and all Non-Election Shares in respect of which Stock Elections are deemed to have been made shall be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests).

     (viii) Each record holder of Shares immediately prior to the Effective Time shall be entitled to elect to receive the Stock Consideration for part of such holder's Shares and the Cash Consideration for the remaining part of such holder's Shares (a "Mixed Election" and, collectively with a Stock Election and a Cash Election, an "Election"). Mixed Elections shall be made on a Form of Election. With respect to each holder of Shares who makes a Mixed Election, the Shares such holder elects to be converted into the right to receive Cash Consideration shall be treated as Cash Election Shares for purposes of this
Section 4.2 and Section 4.5, and the Shares such holder elects to be converted into the right to receive shares of Parent Common Stock shall be treated as Stock Election Shares for purposes of this Section 4.2 and Section 4.5.

     (ix) The Exchange Agent, in consultation with Parent and the Company, shall make all computations to give effect to this Section 4.2.

     (c) Exchange and Payment Procedures. As soon as practicable after the Election Deadline, Parent shall cause the Exchange Agent to mail to each record holder of Shares who did not submit a Form of Election or who did not submit a Certificate or Certificates to the Exchange Agent with such holder's properly submitted Form of Election: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for effecting the surrender of the Certificates and receiving the Merger Consideration to which such holder shall be entitled therefor pursuant to this Article IV. Upon surrender of a Certificate (or affidavits of loss in lieu thereof) to the Exchange Agent for cancellation, together with a duly executed letter of transmittal or Form of Election, as the case may be, and such other documents as the Exchange Agent may require, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of shares of Parent Common Stock into which the Shares previously represented by such Certificate are converted in accordance with this Article IV, (ii) the cash to which such holder is entitled in accordance with this Article IV, (iii) cash in lieu of fractional shares, if any, which such holder has the right to receive pursuant to Section 4.2(f) and
(iv) any dividends or other distributions pursuant to Section 4.2(d). In the event the Merger Consideration and cash in lieu of fractional shares, if any, which such holder has the right to receive pursuant to Section 4.2(f), and any dividend or other distributions pursuant to Section 4.2(d), is to be delivered to any person who is not the person in whose name the Certificate surrendered in exchange therefor is registered in the transfer records of the Company, the Merger Consideration, and cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 4.2(f), and any dividends or other distributions pursuant to Section 4.2(d) may be delivered to a transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid or are not payable.

     (d) Distributions with Respect to Unexchanged Shares; Voting. All Shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

     (e) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

     (f) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued to holders of Shares and in lieu of any such fractional shares, each holder of Shares who would otherwise have been entitled to receive a fractional share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this
Article IV will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Parent Common Stock issued to the Exchange Agent on behalf of such holders pursuant to this Article IV. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of
(i) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent over (ii) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Shares (such excess being herein called the "Excess Parent Common Shares"). The Exchange Agent, as agent for the former holders of Shares, shall sell the Excess Parent Common Shares at the prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"). The sales of the Excess Parent Common Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, if any, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Parent Common Shares. Until the net proceeds of such sale have been distributed to the former holders of Shares, the Exchange Agent will hold such proceeds in trust for such former holders.

     (g) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Common Stock) that remains unclaimed by the shareholders of the Company for 180 days after the Effective Time shall be returned to Parent. Any shareholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for payment of the Cash Consideration, their shares of Parent Common Stock and any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 4.1 and Section 4.2(c) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (h) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate and subject to compliance with the terms of Section 4.2, shares of Parent Common Stock and any cash payable and any unpaid dividends or other distributions in respect thereof pursuant to Section
4.1 and Section 4.2(d) upon due surrender of, and deliverable in respect of, the Shares represented by such Certificate pursuant to this Agreement.

     (i) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any "affiliate" (as determined pursuant to Section 6.7) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 6.7 hereof.

     4.3. Dissenters' Rights. In accordance with Section 450.1762 of the MBCA, no dissenters' rights shall be available to holders of Shares in connection with the Merger.

     4.4. Adjustments to Prevent Dilution. (a) In the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change.

     (b) In the event Parent (i) changes or establishes a record date for changing the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, stock combination, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Parent Common Stock or (ii) pays or makes an extraordinary dividend or distribution in respect of Parent Common Stock (other than a distribution referred to in clause (i) of this sentence) and, in either case, the record date therefor shall be prior to the Effective Time, the Stock Consideration shall be proportionately adjusted. Regular quarterly cash dividends and increases thereon shall not be considered extraordinary for purposes of the preceding sentence. If, between the date hereof and the Effective Time, Parent shall merge or consolidate with or into any other corporation (a "Business Combination")and the terms thereof shall provide that Parent Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made so that shareholders of the Company who would be entitled to receive shares of Parent Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Parent Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Parent Common Stock and, if necessary or advisable, the parties hereto shall agree on an appropriate restructuring of the transactions contemplated herein.

     4.5. Tax Opinion Adjustment. In the event that either the condition set forth in Section 7.2(g) or the condition set forth in Section 7.3(f) is not satisfied but would be capable of being satisfied if the number of Shares being converted into Parent Common Stock were increased, and all other conditions set forth in Article VII have been satisfied (or, with respect to conditions to be satisfied at the Effective Time, will in fact be satisfied), then the number of Shares being converted into Parent Common Stock shall be increased (and the number of Shares converted into cash shall be decreased) to the extent necessary to permit the satisfaction of the conditions set forth in each of Sections 7.2(g) and 7.3(f), provided, that, each additional Share that is converted into the right to receive shares of Parent Common Stock solely as a result of the operation of this Section 4.5, to the extent that the conversion is necessary so that the value of the Parent Common Stock paid as consideration for Shares is not less than 41% of the value of the total consideration for Shares, shall be converted into the right to receive a number of shares of Parent Common Stock having a value of $28.50 (it being understood that value, in each case, shall be calculated consistent with the methods used in connection with the provision of the tax opinions contemplated by Section 7.2(g) and 7.3(f)). For purposes of
Section 4.2(b), such additional Shares shall continue to be treated as part of the Cash Election Number and the shares of Parent Common Stock issued in respect thereof shall be treated as Cash Consideration. If required by law or the rules of the NYSE, Parent will use its best reasonable efforts to obtain the requisite approval of its shareholders for the issuance of a number of shares of Parent Common Stock sufficient to take into account the revised number of shares of Parent Common Stock to be issued. On the Closing Date, Parent and the Company each shall obtain from its respective counsel a determination whether the conditions set forth in Section 7.2(g) or 7.3(f), as the case may be, can be satisfied without making any adjustment set forth in this Section 4.5 and, if such condition cannot be satisfied without such an adjustment, a determination as to the minimum percentage of the Merger Consideration that the Stock Consideration must constitute in order for such counsel to render such opinion. Parent and the Company shall jointly inform the Exchange Agent whether any adjustment pursuant to this Section 4.5 is required; and, if so, the extent of any such adjustment.

     4.6. Uncertificated Shares of Parent Common Stock. The Company agrees that if Parent establishes procedures for book-entry transfer of shares of Parent Common Stock (or other similar system for uncertificated shares of Parent Common Stock) prior to the Effective Time, issuance of Parent Common Stock pursuant to this Agreement may be made pursuant to such book-entry or similar procedures.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1. Representations and Warranties of the Company, Parent and Merger
Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter, dated the date hereof, delivered by the Company to Parent or by Parent to the Company (each, a "Disclosure Letter", and the "Company Disclosure Letter" and the "Parent Disclosure Letter", respectively), as the case may be, the Company (except for subparagraphs (b)(ii), (b)(iii), (c)(ii), (q)(ii) and (v)(ii) below and references in paragraphs (a), (e) and (l) below to documents made available by Parent to the Company) hereby represents and warrants to Parent and Merger Sub, and Parent (except for subparagraphs (b)(i), (c)(i), (j), (p), (q)(i), (s), (t) and (v)(i) below and references in paragraphs
(a), (e) and (l) below to documents made available by the Company to Parent), on behalf of itself and Merger Sub, hereby represents and warrants to the Company, that:

     (a) Organization, Good Standing and Qualification. Each of it and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have given power or authority when taken together with all other such failures, is not reasonably likely to have a Material Adverse Effect (as defined below). It has made available to Parent, in the case of the Company, and to the Company, in the case of Parent, a complete and correct copy of its Subsidiaries' articles of incorporation and by-laws or comparable governing documents for non-corporate entities ("Organizational Documents"), each as amended to date. Such Organizational Documents as so made available are in full force and effect.
Section 5.1(a) of the Disclosure Letters contains a correct and complete list of each jurisdiction where the Company, in the case of the Company Disclosure Letter, and Parent, in the case of the Parent Disclosure Letter, and in each case, each of its Subsidiaries is organized.

     As used in this Agreement, the term (i) "Subsidiary" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries and (ii) "Material Adverse Effect" means, with respect to the Company or Parent, as the case may be, a material adverse effect on the condition (financial or otherwise), properties, business, operations, results of operations or prospects of the Company or Parent, as the case may be, and its respective Subsidiaries taken as a whole (other than any change or effect arising out of (i) any transaction taken to comply with Section 6.17(c), (ii) the Company's recognition of a write-down of its gas and oil properties under the full cost method of accounting as prescribed by Rule 4-10 of Regulation S-X under the Securities Act and Exchange Act, (iii) general economic conditions or
(iv) conditions generally affecting the electric or gas utility industries).

     (b) Capital Structure. (i) The authorized capital stock of the Company consists of 250,000,000 Shares (which are entitled to vote as a class), of which 85,655,381 Shares were outstanding as of the close of business on the date hereof, and 25,000,000 shares of preferred stock, without par value (the "Preferred Shares"), none of which were outstanding as of the date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than up to 4,560,345 shares subject to issuance related to the 2,645,000 outstanding Preferred Redeemable Increased Dividend Equity Securities (the "Feline Prides") and 250,000 shares of Series A Junior Participating Preferred Stock subject to issuance pursuant to the Rights Agreement, none of which were outstanding as of the close of business on the date hereof, the Company has no Shares or Preferred Shares subject to issuance, except that, as of the date hereof, there were 2,515,914 Shares subject to issuance pursuant to the Company's Stock Incentive Plan, Long Term Incentive Performance Share Plan, Mandatory Deferred Compensation Plan and Non-employee Directors Compensation Plan (the "Stock Plans"). Section 5.1(b) of the Company Disclosure Letter contains a correct and complete list of each outstanding option to purchase Shares under the Stock Plans (each a "Company Option"), date of grant, exercise price, expiration date and number of Shares subject thereto. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth in this Section 5.1(b), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. After the Effective Time, the Feline Prides will be convertible only into, with respect to each Purchase Contract (as defined in the Purchase Contract Agreement dated March 25, 1997, between the Company and First National Bank of Chicago (the "Purchase Contract Agreement")), for each Share issuable on account of such Purchase Contract the right to receive on the Purchase Contract Settlement Date (as defined in the Purchase Contract Agreement) the Merger Consideration and cash in lieu of fractional shares, if any, pursuant to Section 4.2(f) into which a Share would be converted pursuant to Section 4.2 if such Share were a Non-Election Share, assuming for purposes of such conversion that the Purchase Contract Settlement Date had occurred immediately prior to the Effective Time. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter ("Voting Debt"). Section 5.1(b) of the Company Disclosure Letter sets forth a true and complete list of each Person in which the Company owns, directly or indirectly, any voting interest that may require a filing by Parent under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act").

     (ii) The authorized capital stock of Parent consists of 400,000,000 shares of Parent Common Stock (which are entitled to vote as a class), of which 145,045,159 shares were outstanding as of the close of business on September 30, 1999, 5,000,000 shares of preferred stock, without par value (the "Parent Preferred Shares"), none of which were outstanding as of the date hereof. All of the outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Other than 1,500,000 shares of Series A Junior Participating Preferred Stock reserved for issuance pursuant to the Rights Agreement, dated as of September 23, 1997, between Parent and The Detroit Edison Company, as Rights Agent (the "Parent Rights Agreement"), none of which were outstanding as of the date hereof, Parent has no shares of Parent Common Stock or Parent Preferred Shares subject to issuance, except that, as of September 30, 1999, there were 997,575 shares of Parent Common Stock subject to issuance pursuant to Parent's Long-Term Incentive Plan (the "Parent Stock Plan"). Section 5.1(b) of the Parent Disclosure Letter contains a correct and complete list of each outstanding option to purchase shares of Parent Common Stock under the Parent Stock Plan, including the date of grant, exercise price, expiration date and number of shares of Parent Common Stock subject thereto. Each of the out standing shares of capital stock or other securities of each of Parent's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by a direct or indirect wholly owned Subsidiary of Parent, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of it or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter ("Parent Voting Debt"). As of the date hereof, Parent has not granted registration rights to any person or entity which rights are currently exercisable or will become exercisable between the date hereof and the Effective Time.

     (iii) The authorized capital stock of Merger Sub consists of 60,000 shares of common stock (entitled to vote as a class), 1,000 of which are validly issued, fully paid, nonassessable and outstanding as of the date hereof. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (A) no other voting securities of Merger Sub, (B) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (C) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated in this Agreement and has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

     (c) Corporate Authority; Approval and Fairness. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform (in the case of consummation of the Merger, subject to obtaining requisite shareholder approval) its obligations under this Agreement and to consummate, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares (the "Company Requisite Vote"), the Merger. Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception"). The board of directors of the Company (A) has unanimously adopted this Agreement and (B) has received the opinion of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), to the effect that the consideration to be received by the holders of the Shares in the Merger is fair to such holders from a financial point of view, a copy of which opinion has been delivered to Parent.

     (ii) Each of the Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform (in the case of consummation of the Merger, subject to obtaining requisite shareholder approval) its obligations under this Agreement and to consummate, subject only to any shareholder approval necessary to permit the issuance of the shares of Parent Common Stock required to be issued pursuant to Article IV (the "Parent Requisite Vote"), the Merger. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement is a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement is a valid and binding agreement of Merger Sub enforceable against Merger Sub in accordance with its terms. The Boards of Directors of Parent and Merger Sub (A) have adopted this Agreement and (B) have received the opinion of Parent's financial advisor, Warburg Dillon Read LLC, to the effect that the consideration to be paid by Parent to the holders of Shares in the Merger is fair to Parent from a financial point of view. Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to Article IV. The Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no shareholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Parent Common Stock, when issued, will be registered under the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act") and registered or exempt from registration under any applicable state securities or "blue sky" laws.

     (d) Governmental Filings; No Violations. (i) Other than the reports, filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Exchange Act and the Securities Act, (C) required to be made with the NYSE or the Chicago Stock Exchange, (D) to comply with state securities or "blue sky" laws, (E) with, to or of the Federal Energy Regulatory Commission (the "FERC") pursuant to the Federal Power Act, as amended (the "Power Act"), if required,
(F) under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), (G) with, to or of federal or state regulatory bodies pursuant to Environmental Laws (as defined in Section 5.1(k)) and (H) identified in Section 5.1(d) of the respective Disclosure Letter, no notices, reports or other filings are required to be made by it or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it or any of its Subsidiaries from, any governmental or regulatory authority, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement by it and the consummation by it of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of it to consummate the transactions contemplated by this Agreement.

     (ii) The execution, delivery and performance of this Agreement by it do not, and the consummation by it of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its articles of incorporation or by-laws or the Organizational Documents of any of its Subsidiaries, (B) a breach or violation of, a default under, or the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of it or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon it or any of its Subsidiaries or any Law (as defined in Section 5.1(i)) or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of it to consummate the transactions contemplated by this Agreement. Section 5.1(d) of the Company Disclosure Letter, with respect to the Company, and the Parent Disclosure Letter, with respect to Parent, sets forth a correct and complete list of material Contracts of the Company, in the case of the Company Disclosure Letter, and of Parent, in the case of the Parent Disclosure Letter, and any of its respective Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

     (e) Reports; Financial Statements. All material filings required to be made by it and its Subsidiaries since December 31, 1995 under the Securities Act, the Exchange Act, the 1935 Act, the Power Act and state law applicable to public utilities, and under regulations applicable to public utilities in the United States, have been made in accordance with the requirements of the relevant Governmental Entities, except for such failures to make filings that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, and it has complied as of their respective dates, in all material respects with all applicable requirements of appropriate statutes and rules and regulations. It has delivered to the other party each registration statement, report, proxy statement or information statement prepared by it since December 31, 1998 (the "Audit Date"), including (i) its Annual Report on Form 10-K for the year ended December 31, 1998, and (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, and June 30, 1999, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date hereof and as amended, the "Reports"). As of their respective dates, (or, if amended, as of the date of such amendment) the Reports did not, and any Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Reports (including the related notes and schedules) presents fairly, or will present fairly, in all material respects, the consolidated financial position of it and its Subsidiaries as of its date and each of the consolidated statements of income, cash flows and changes in shareholders' equity included in or incorporated by reference into the Reports (including any related notes and schedules) presents fairly, or will present fairly, the results of operations, cash flows and changes in shareholders' equity, as the case may be, of it and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") consistently applied during the periods involved, except as may be noted therein.

     (f) Absence of Certain Changes. Except as disclosed in its Reports filed prior to the date hereof, since the Audit Date it and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the condition (financial or otherwise), properties, business, operations, results of operations or prospects of it and its Subsidiaries or any development or combination of developments of which its officers have actual knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend, or other distribution in cash, stock or property in respect of its capital stock, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby; (iii) any split in its capital stock, combination, subdivision or reclassification of any of its capital stock or issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except as expressly contemplated hereby; or
(iv) any change by it in accounting principles, or material change in its accounting practices or methods. Since the Audit Date, except as provided for herein or as disclosed in the Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by it or any of its Subsidiaries to officers or key employees or any amendment of any of the Compensation and Benefit Plans (as defined in Section 5.1(h)(i)) other than increases or amendments in the ordinary and usual course.

     (g) Litigation and Liabilities. Except as disclosed in the Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the actual knowledge of its officers, threatened against it or any of its Affiliates (as defined below), (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any facts or circumstances of which its officers have actual knowledge that could reasonably be expected to result in any claims against, or obligations or liabilities of, it or any of its Affiliates or (iii) developments since the date of such Reports with respect to such disclosed actions, suits, claims, hearings, investigations or proceedings, except, in each case, for those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect or prevent or materially burden or materially impair the ability of it to consummate the transactions contemplated by this Agreement. As used herein, the term "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

     (h) Employee Benefits.

     (i) A copy (or, if not in writing, a summary) of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of it and its Subsidiaries (the "Compensation and Benefit Plans") (other than immaterial policies and arrangements not related to severance) and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans has been provided or made available to the other party prior to the date hereof. The Compensation and Benefit Plans are listed in
Section 5.1(h) of its Disclosure Letter and those containing any "change of control" or similar provisions are specifically identified in Section 5.1(h) of its Disclosure Letter.

     (ii) All Compensation and Benefit Plans are in substantial compliance with all applicable law, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS"), nor are there any existing circumstances likely to result in revocation of any such favorable determination letter. No actions, suits, or claims (other than routine claims for benefits) have been filed or, to the actual knowledge of its officers, are contemplated or threatened against any Compensation and Benefits Plan or against the assets of any Compensation and Benefits Plan; and, to the actual knowledge of its officers, there is no basis for such action, suit or claim. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject it or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA that has not previously been satisfied.

     (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by it or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). It and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E to Title IV of ERISA regardless of whether based on contributions of an ERISA Affiliate. No notice of a "reportable event", within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

     (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

     (vi) Neither it nor its Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan, except as set forth in the SEC filings or Section 5.1(h) of the Company Disclosure Letter; the terms of each such plan provide that such retiree health and life benefits may be amended or terminated at any time, except to the extent limited by any collective bargaining agreement.

     (vii) The consummation of the Merger and the other transactions contemplated by this Agreement will not (x) entitle any employees of it or its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment prior to or after the date hereof, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans, or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

     (viii) The Company has amended the terms of any and all Compensation and Benefit Plans, as applicable, to eliminate the automatic funding of accrued benefits under such plans via the Rabbi Trust established effective January 3, 1991, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement.

     (ix) No Compensation and Benefit Plan is maintained outside the United States.

     (i) Compliance with Laws; Permits. Except as set forth in the Reports filed prior to the date hereof, the businesses of each of it and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "Laws"), except for violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect or prevent or materially burden or materially impair the ability of it to consummate the transactions contemplated by this Agreement. Except as set forth in the Reports filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to it or any of its Subsidiaries is pending or, to the actual knowledge of its officers, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect or prevent or materially burden or materially impair its ability to consummate the transactions contemplated by this Agreement. Each of it and its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted, except those the absence of which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect or prevent or materially burden or materially impair its ability to consummate the Merger and the other transactions contemplated by this Agreement.

     (j) Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each a "Takeover Statute") or any anti-takeover provision in the Company's articles of incorporation or by-laws is, or at the Effective Time will be, applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

     (k) Environmental Matters. Except as disclosed in the Reports prior to the date hereof and except as has not had and is not reasonably likely to have a Material Adverse Effect: (i) each of it and its Subsidiaries is in compliance with all applicable Environmental Laws; (ii) no property (including soils, groundwater, surface water, buildings or other structures) currently owned or operated by it or any of its Subsidiaries is contaminated with any Hazardous Substance which could reasonably be expected to result in liability relating to or require remediation under any Environmental Law; (iii) no property formerly owned or operated by it or any of its Subsidiaries has been contaminated with any Hazardous Substance during or prior to such period of ownership or operation which could reasonably be expected to result in liability relating to or require remediation under any Environmental Law; (iv) neither it nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither it nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance which could reasonably be expected to result in liability relating to or require remediation under any Environmental Law; (vi) neither it nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither it nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (viii) there are no other circumstances or conditions involving it or any of its Subsidiaries or the transactions contemplated in this Agreement that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (ix) the Company has delivered to Parent, and Parent has made available to the Company, copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to it or its Subsidiaries or their respective current and former properties or operations.

     As used herein, the term "Environmental Law" means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

     As used herein, the term "Hazardous Substance" means any substance that is:
(A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum or coal product or by-product, any waste, ash or sludge, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; and (C) any other substance which may be the subject of regulatory action by any Government Entity in connection with any Environmental Law.

     (l) Taxes. Except for failures and inaccuracies that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, each of it and its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate; (ii) has paid all Taxes (as defined below) that are shown as due on such filed Tax Returns or that it or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as set forth in the Company Disclosure Letter, (i) neither it nor any of its Subsidiaries is a party to any Tax allocation, indemnity or sharing agreement (other than such an agreement between it and any of its Subsidiaries) and (ii) neither it nor any of its Subsidiaries has any liability for Taxes as a result of its or any of its Subsidiaries inclusion in any group's consolidated or combined Tax returns other than a group of which it is a common parent, except, in the case of clause (ii), as is not reasonably likely to have a Material Adverse Effect. As of the date hereof, there are not pending or, to the actual knowledge of its officers threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters that, individually or in the aggregate are reasonably likely to have a Material Adverse Effect. There are not, to the actual knowledge of its officers, any unresolved questions or claims concerning its or any of its Subsidiaries' Tax liability that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect. Neither it nor any of its Subsidiaries has any liability with respect to Taxes in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Reports filed on or prior to the date hereof, except as is not, individually or in the aggregate reasonably likely to have a Material Adverse Effect.

     As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") includes all federal, state, local and foreign income, profits, alternative minimum tax, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, add-on, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

     (m) Labor Matters. Except as set forth in Section 5.1(m) of its Disclosure Letter, neither it nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the actual knowledge of its officers, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its Subsidiaries. Each party has previously made available to the other correct and complete copies of all labor and collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which it or any of its Subsidiaries is party or by which any of them are otherwise bound (collectively, the "Labor Agreements"). The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any of the Labor Agreements.

     (n) Intellectual Property.

     (i) It or its Subsidiaries own (free and clear of any and all liens, claims or encumbrances), or is licensed or otherwise possesses sufficient legally enforceable rights to use, all patents, trademarks, trade names, service marks, brand marks, brand names, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, databases, industrial designs and tangible or intangible proprietary information or materials that are currently used (or, with respect to trademarks, trade names, brand marks, brand names and service marks, have been used within the last five years) in its and its Subsidiaries' businesses (collectively, "Intellectual Property Rights"), except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

     (ii) Except as disclosed in the Reports filed prior to the date hereof, and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, (i) the use of the Intellectual Property Rights by it or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill including, without limitation, any intellectual property right, patent, trademark, trade name, service mark, brand mark, brand name, copyright, technology, know-how, computer software program or application, database or industrial design of any other Person and (ii) there have been no claims made and neither it nor any of its Subsidiaries has received notice of any claim or otherwise knows that any Intellectual Property Right is invalid, conflicts with the asserted right of any other Person, has not been used or enforced or has been failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any Intellectual Property Right of it or any of its Subsidiaries.

     (o) Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by it or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of it and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

     (p) Rights Plan. (i) The Company has amended the Rights Agreement to provide that (x) Parent shall not be deemed an Acquiring Person (as defined in the Rights Agreement), (y) the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur and (z) the Rights will not separate from the

Shares, in each case, as a result of entering into this Agreement or consummating the Merger and/or the other transactions contemplated hereby.

     (ii) The Company has taken all necessary action with respect to all of the outstanding Rights (as defined in the Rights Agreement) so that, as of immediately prior to the Effective Time, the Rights Agreement will expire without any payment by the Company in respect of the Rights.

     (q) Brokers and Finders. Neither it nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that (i) the Company has employed Merrill Lynch as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof and (ii) Parent has employed Warburg Dillon Read LLC as it financial advisor, the arrangements with which have been disclosed to the Company prior to the date hereof.

     (r) Year 2000. Except as disclosed in the Reports filed prior to the date hereof, all computer systems and computer software used by it or any of its Subsidiaries, and the material computer systems and computer software of its material commercial counterparties, recognize or are being adapted so that, prior to December 31, 1999, they shall recognize the advent of the year A.D. 2000 and can correctly recognize or are being adapted so that they can correctly recognize and manipulate date information relating to dates on or after January 1, 2000 and the operation and functionality of such computer systems and such computer software will not be adversely affected by the advent of the year A.D. 2000 or any manipulation of data featuring information relating to dates before, on or after January 1, 2000 ("Millennium Functionality"), except in each case for such computer systems and computer software, the failure of which to achieve Millennium Functionality, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect. Except as disclosed in the Reports filed prior to the date hereof, the costs of the adaptions necessary to achieve Millennium Functionality are not reasonably likely to have a Material Adverse Effect.

     (s) Regulatory Proceedings. Except as set forth in the Reports, neither the Company nor any of its Subsidiaries, all or part of whose rates or services are regulated by a Governmental Entity, (i) has rates which have been or are being collected subject to refund, pending final resolution of any proceeding pending before a Governmental Entity or on appeal to the courts or (ii) is a party to any proceeding before a Governmental Entity or on appeal from orders of a Governmental Entity which have had or are reasonably likely to result in orders having a Material Adverse Effect.

     (t) FERC Jurisdiction. To the actual knowledge of its officers, neither the Company nor any of its Subsidiaries, nor any other entity in which the Company, directly or indirectly owns or expects to retain any interest, owns or operates any FERC jurisdictional facilities giving rise to a requirement for approval of the Merger by the FERC.

     (u) Regulation as a Utility. (i) It is not regulated as a public utility or public service company by any state. Other than as set forth in Section 5.1(u) of its Disclosure Letter, none of its Subsidiaries or Affiliates is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States or in any foreign country.

     (ii) Each of Parent and the Company is a holding company exempt from registration pursuant to Section 3(a)(1) of the 1935 Act, as amended.

     (v) Ownership of Shares. (i) Neither the Company nor any of its Subsidiaries "Beneficially Owns" (as such term is defined in the Parent Rights Agreement) any shares of Parent Common Stock.

     (ii) Neither Parent nor any of its Subsidiaries "Beneficially Owns" (as such term is defined in the Rights Agreement) any Shares.

                                   ARTICLE VI

                                   COVENANTS

     6.1. Interim Operations.

     (a) The Company covenants and agrees as to itself and its Subsidiaries that after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement):

     (i) the business of the Company and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective best reasonable efforts to (A) preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates and (B) maintain and keep material properties and assets in as good repair and condition as such are in as of the date hereof, subject to ordinary wear and tear;

     (ii) the Company shall not (A) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (B) amend its articles of incorporation or by-laws or amend, modify or terminate the Rights Agreement;
(C) split, combine, subdivide or reclassify its outstanding shares of capital stock; (D) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock (other than dividends from its direct or indirect wholly owned Subsidiaries and other than regular quarterly cash dividends not in excess of $0.255 per Share and regular quarterly cash dividends on the preferred and preference stock of its Subsidiaries); or (E) repurchase, redeem or otherwise acquire (except for (I) mandatory sinking funds obligations existing on the date hereof and (II) open market repurchases pursuant to the terms of the Company's Direct Stock Purchase Plan and Dividend Reinvestment
Plan), or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

     (iii) neither the Company nor any of its Subsidiaries shall (A) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (other than (I) Shares issuable pursuant to options and other rights outstanding on the date hereof under the Stock Plans, issuances of additional options or rights to acquire Shares granted pursuant to the terms of the Stock Plans as in effect on the date hereof in the ordinary and usual course of the operation of such Stock Plans and issuances of Shares pursuant to options granted after the date hereof pursuant to the Stock Plans and (II) Shares issuable pursuant to the terms of the outstanding Feline Prides); (B) (I) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any of its coal fines property or assets, or, (II) except as identified on Section 6.1(a)(iii) of the Company Disclosure Letter, other than in the ordinary and usual course of business and other than sales not in excess of $100,000,000 in the aggregate or $30,000,000 in respect of any transaction or series of related transactions, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets; (C) make or authorize or commit for any capital expenditures or operation and maintenance expenditures in excess of 110% of those contemplated to be spent pursuant to the year 1999, 2000 or 2001 capital appropriations/spending budgets set forth in Section 6.1(a) of the Company Disclosure Letter; or (D) by any means, make any acquisition of, or investment in, assets or stock of, or other interest in, any other Person or entity in excess of $100,000,000 in the aggregate or $30,000,000 in respect of any transaction or series of related transactions;

     (iv) except as set forth in Section 6.1(a)(iv) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries shall (A) incur, assume or prepay any long-term debt or incur or assume any short-term debt other than in the ordinary and usual course of business in amounts and for purposes consistent with past practice under existing lines of credit, and except for the incurrence of long-term indebtedness in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds,
(B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third-party, including by means of any "keep well" or other agreement to support or maintain any financial statement condition of another person, except in the ordinary and usual course of business, (C) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates consistent with past practice, or (D) change any accounting principle, practice or method in a manner that is inconsistent with past practice, except to the extent required by U.S. GAAP as advised by the Company's regular independent accountants;

     (v) neither the Company nor any of its Subsidiaries shall take or fail to take any action that is reasonably likely to make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect;

     (vi) except as required by applicable Law, an existing collective bargaining agreement or other Contract identified in Section 6.1(a)(vi) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans (other than issuances of additional options, performance shares or rights to acquire Shares granted pursuant to the terms of the Stock Plans as in effect on the date hereof in the ordinary and usual course of the operation of such Stock Plans, provided, that any such additional options, performance shares or rights to acquire Shares shall not vest in connection with the Merger and the other transactions contemplated by this Agreement), or except as required by any existing contract with a non-officer employer increase the salary, wage, bonus or other compensation of any employees, except increases occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases);

     (vii) except as required by applicable law, an existing collective bargaining agreement or other Contract identified in Section 6.1(a)(vii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries shall grant any severance or termination pay to, or enter into any employment or severance agreement with any director or officer of it or such Subsidiaries, provided, that the foregoing shall not require the Company to violate any of its obligations existing prior to the date hereof as set forth in Section 5.1(h) of the Company Disclosure Letter;

     (viii) neither the Company nor any of its Subsidiaries shall settle or compromise any material claims or litigation or amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

     (ix) neither the Company nor any of its Subsidiaries shall make any material Tax election (other than in the ordinary and usual course or as is required by Law) or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business; and

     (x) neither the Company nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

     (b) Parent covenants and agrees as to itself and its Subsidiaries that after the date hereof and prior to the Effective Time (unless the Company shall otherwise approve, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement):

     (i) the business of Parent and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective best reasonable efforts to (A) preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates and (B) maintain and keep material properties and assets in as good repair and condition as such are in as of the date hereof, subject to ordinary wear and tear;

     (ii) it shall not (A) amend its articles of incorporation or by-laws; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock;
(C) declare, set aside or pay any dividend payable, in cash, stock or property in respect of any capital stock, other than dividends from its direct or indirect wholly owned Subsidiaries and other than regularly quarterly cash dividends not in excess of $0.515 per share of Parent Common Stock and regularly quarterly cash dividends on the preferred and preference stock of its

Subsidiaries; (D) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of Parent Common Stock or any securities convertible into or exchangeable or exercisable for any shares of Parent Common Stock (other than repurchases, redemptions or other acquisitions which are made at the then-prevailing market price of Parent Common Stock on the NYSE and which in the aggregate do not exceed ten percent of the shares of Parent Common Stock outstanding as of the date hereof) or (E) except as permitted under this Agreement, enter into any agreement with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the equity securities of it or any of its Significant Subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X under the Exchange Act);

     (iii) neither Parent nor any of its Subsidiaries shall, (A) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of Parent Common Stock (other than (I) shares of Parent Common Stock issuable pursuant to options outstanding on the date hereof under the Parent Stock Plan, issuances of additional options or rights to acquire shares of Parent Common Stock granted pursuant to the terms of the Parent Stock Plan as in effect on the date hereof in the ordinary and usual course of the operation of such Parent Stock Plan and issuances of shares of Parent Common Stock pursuant to options granted after the date hereof pursuant to the Parent Stock Plan and (II) issuances of Parent Common Stock, or securities convertible with or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, shares of Parent Common Stock, to a third-party on arms-length terms not in excess of 20% of the number of shares of Parent Common Stock outstanding as of the date hereof), (B) other than pursuant to the year 1999, 2000 or 2001 capital appropriations/ spending budgets set forth in Section 6.1(b) of the Parent Disclosure Letter and other than in the ordinary and usual course of business (I) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any property or assets, and other than sales not in excess of $250,000,000 in the aggregate; or (II) by any means, make any acquisition of, or investment in, assets or stock of, or other interest in, any other Person or entity in excess of $250,000,000 in the aggregate or (C) acquire "Beneficial Ownership" (as such term is defined in the Rights Agreement) of any Shares;

     (iv) Parent shall not change any material accounting principle, practice or method in a manner that is inconsistent with past practice, except to the extent required by U.S. GAAP as advised by Parent's regular independent accountants;

     (v) neither Parent nor any of its Subsidiaries shall take or fail to take any action that is reasonably likely to make any representation or warranty of such party contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect; and

     (vi) neither Parent nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

     6.2. Acquisition Proposals. (a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries ("Representatives")) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or, except for transactions in the ordinary course of business or expressly contemplated by this Agreement that could not interfere with the transactions contemplated by this Agreement, including by Section 6.1(a)(iii), any of the assets or any equity securities of, it or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as a "Company Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to a Company Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement a Company Acquisition Proposal; provided, however, that nothing contained in this Agreement (including the last preceding sentence and Section 6.1(b)) shall prevent the Company or its Board of Directors or Parent or its Board of Directors, as applicable, from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Company Acquisition Proposal; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Company Acquisition Proposal if the Company's Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms, with respect to confidentiality, substantially similar to those contained in the Confidentiality Agreement (as defined in Section 9.7); (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Company Acquisition Proposal; or (D) recommending such Company Acquisition Proposal to the shareholders of the Company if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, prior to the time the Company Requisite Vote shall have been obtained, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel and its financial advisor and based upon such other matters as it deems relevant that failure to take such action would likely result in a breach of their fiduciary duties under applicable law and that such Company Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, be reasonably likely to result in a transaction more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Company Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement. The Company agrees that it will use its best reasonable efforts to notify Parent within one day of the receipt thereof if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring all or substantially all of it, Michigan Consolidated Gas Company or MCN Investment Corporation to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

     (b) Parent agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and Representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or, except for transactions in the ordinary course of business or expressly contemplated by this Agreement that could not interfere with the transactions contemplated by this Agreement, any of the assets or any equity securities of it or any of its Subsidiaries to the extent that such proposal is conditioned on Parent's failure to obtain the Parent Requisite Vote or could reasonably be expected to result in a failure to consummate the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as a "Parent Adverse Proposal"). Parent further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to a Parent Adverse Proposal, or otherwise facilitate any effort or attempt to make or implement a Parent Adverse Proposal; provided, however, that nothing contained in this Agreement shall prevent Parent or its Board of Directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Parent Adverse Proposal; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Parent Adverse Proposal if Parent's Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms, with respect to confidentiality, substantially similar to those contained in the Confidentiality Agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Parent Adverse Proposal; or (D) recommending such Parent Adverse Proposal to the shareholders of Parent, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, prior to the time the Parent Requisite Vote shall have been obtained the Board of Directors of Parent determines in good faith after consultation with outside legal counsel and its financial advisor and based upon such other matters as it deems relevant that failure to take such action would likely result in a breach of their fiduciary duties under applicable law and that such Parent Adverse Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, be reasonably likely to result in a transaction more favorable to the Parent's shareholders from a financial point of view than the transaction contemplated by this Agreement. Parent agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 6.2(b) of the obligations undertaken in this Section 6.2(b) and in the Confidentiality Agreement. Parent agrees that it will use its best reasonable efforts to notify the Company within one day of the receipt thereof if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep the Company informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

     6.3. Information Supplied. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including the joint proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and
(ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the meetings of shareholders of the Company and Parent to be held in connection with the Merger and the issuance of Parent Common Stock, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Parent will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

     6.4. Shareholders Meetings. The Company will take, in accordance with applicable law and its articles of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the "Shareholders Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of this Agreement. Parent will take, in accordance with its articles of incorporation and by-laws, all action necessary to convene a meeting of holders of Parent Common Stock as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of the issuance of Parent Common Stock in the Merger. Subject to fiduciary obligations under applicable law, each of the Company's and Parent's Board of Directors shall recommend such approval and shall take all lawful action to solicit such approval.

     6.5. Filings; Other Actions; Notification. (a) Parent and the Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. Parent and the Company each shall use its best reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the respective shareholders of each of the Company and Parent. Parent shall also use its best reasonable efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

     (b) The Company and Parent each shall use its best reasonable efforts to cause to be delivered to the other party and its directors a letter of its independent auditors, dated (i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

     (c) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information (including any obligations pursuant to any listing agreement with or rules of any national securities exchange), Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity (including any national securities exchange) in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

     (d) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

     (e) The Company and Parent each shall keep the other apprized of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of any notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Material Adverse Effect on it or prevent, materially delay or materially impair the ability of the Company or Parent, as the case may be, to consummate the transactions contemplated by this Agreement.

     (f) In the event any claim, action, suit investigation or other proceeding by any Governmental Entity or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of this Agreement or the Merger or the other transaction contemplated by this Agreement or claims damages in connection therewith, the Company and Parent each agree to cooperate and use their best reasonable efforts to defend against and respond thereto.

     6.6. Access. Upon reasonable notice, and except as may otherwise be required by applicable law, the Company and Parent each shall (and shall cause its Subsidiaries to) afford the other's officers, employees, counsel, accountants and other authorized representatives reasonable access during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, the Company and Parent each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub and provided, further, that the foregoing shall not require the Company or Parent to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or Parent (i) would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or Parent, as the case may be, shall have used its best reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) constitutes information protected by attorney-client privilege, but only to the extent that disclosure would impair the Company's or Parent's, as the case may be, ability to assert such attorney-client privilege. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or Parent, as the case may be, or such Person as may be designated by either of its executive officers, as the case may be. All such information shall be governed by the terms of the Confidentiality Agreement.

     6.7. Affiliates. At least ten business days prior to the date of the Shareholders Meeting, the Company shall deliver to Parent a list of names and addresses of those Persons who are, in the opinion of the Company, as of the time of the Shareholders Meeting referred to in Section 6.4, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or the Company as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by Parent shall be added to the list of affiliates of the Company if Parent shall receive from the Company, on or before the date of the Shareholders Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall exercise its best efforts to deliver or cause to be delivered to Parent, prior to the date of the Shareholders Meeting, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the Closing Date substantially in the form attached as Exhibit A-1 (the "Affiliates Letter"). Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates received in the Merger and the certificates representing Parent Common Stock received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section.

     6.8. Stock Exchange Listing and De-listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE subject to official notice of issuance, prior to the Closing Date. The Surviving Corporation shall use its best efforts to cause the Shares to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

     6.9. Publicity. The initial press release shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement.

     6.10. Benefits.

     (a) Stock Options. (i) At the Effective Time, each outstanding option to purchase Shares (a "Company Option") under the Stock Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, the number of shares of Parent Common Stock equal to the result (rounded to the nearest whole share) of multiplying the number of Shares subject to the Company Option immediately prior to the Effective Time by the Conversion Ratio (as defined below), at an exercise price per share equal to the result (rounded to the nearest whole cent) of dividing the per share exercise price of such Company Option immediately prior to the Effective Time by the Conversion Ratio; provided, however, that in the case of any Company Option to which Section 422 of the Code applies, the adjustments provided for in this Section shall be effected in a manner consistent with the requirements of Section 424(a) of the Code. At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to the Stock Plans to permit the assumption of the unexercised Company Options by Parent pursuant to this Section. For purposes of this Section, the term "Conversion Ratio" means a fraction, the numerator of which is the average of the high and low sales price of one Share on the NYSE on the three trading days immediately preceding the Effective Time and the denominator of which is the average of the high and low sales price of one share of Parent Common Stock on the NYSE on the trading day immediately preceding the Effective Time.

     (ii) Effective at the Effective Time, Parent shall assume each Company Option in accordance with the terms of the Stock Plans and the stock option agreement by which it is evidenced. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed by it in accordance with this Section. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Parent Common Stock subject to such Company Options, and shall use its best reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Options remain outstanding.

     (iii) Prior to the Effective Time, the Board of Directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of shares of Parent Common Stock or options to acquire shares of Parent Common Stock pursuant to this Agreement and the Merger and the Merger shall be an exempt transaction for purposes of Section 16 by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act ("Section 16").

     (b) Employee Benefits. (i) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company and its Subsidiaries ("Company Employees") will continue to be provided with compensation and benefits under employee benefit plans (other than plans involving the issuance of Shares) that are no less favorable in the aggregate than those currently provided by the Company and its Subsidiaries to such Company Employees under the Compensation and Benefit Plans of the Company and its Subsidiaries.

     (ii) From and after the Effective Time, Parent shall cause the Surviving Corporation and The Detroit Edison Company to honor (i) each existing employment, change of control, severance and termination agreement between the Company or any of its Subsidiaries, and any officer, director or employee of the Company or its Subsidiaries and (ii) all Compensation and Benefit Plans of the Company and its Subsidiaries in accordance with their terms as in effect immediately before the Effective Time. Notwithstanding the above, nothing in this Agreement precludes Parent or any of its Subsidiaries from amending, discontinuing or terminating any Compensation and Benefit Plan in accordance with the terms thereof. Parent acknowledges that it has been advised by the Company that the Merger constitutes a change of control for purposes of certain Company Compensation and Benefit Plans specifically identified in Section 6.10(b) of the Company Disclosure Letter.

     (iii) For all purposes under the employee benefit plans of Parent and its Affiliates providing benefits to any current Company Employees after the Effective Time (the "New Plans"), each Company Employee shall be credited with his or her years of service with the Company and its Affiliates before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service for such purposes under any similar Company Employee Plans, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Employee Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions of such New Plan to be waived for such employee and his or her covered dependents to the extent that such exclusions and requirements were waived under the corresponding Company Employee Plans, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan-year as if such amounts had been paid in accordance with such New Plan.

     (iv) Between the date hereof and December 31, 1999, the Company shall take such reasonable and appropriate actions as agreed to by Parent to mitigate the tax cost to the Company of providing the "change of control" benefits identified in Section 5.1(h) of the Company Disclosure Letter.

     (c) Election to Parent's Board of Directors; Management Executive Committee. At the Effective Time of the Merger, Parent shall promptly increase the size of its Board of Directors or exercise its best efforts to secure the resignation of present directors in order to cause Alfred R. Glancy III and two additional persons selected by the Company after consultation with Parent from among the Company's directors as of the date hereof to be appointed to Parent's Board of Directors.

     (d) Employees. It is the present intention of Parent and the Company that following the Effective Time, there will be no involuntary reductions in force at the Surviving Corporation or its Subsidiaries, and that Parent, the Surviving Corporation and their respective Subsidiaries will continue Parent's and the Company's present strategy of achieving workforce reductions through attrition or other voluntary means; provided, however, that if any reductions in workforce in respect of employees of Parent and its Subsidiaries, including the Surviving Corporation and its Subsidiaries, become necessary, they shall be made on a fair and equitable basis, in light of the circumstances and the objectives to be achieved, giving consideration to previous work history, job experience, qualifications, and business needs without regard to whether employment prior to the Effective Time was with the Company or its Subsidiaries or Parent or its Subsidiaries, and any employees whose employment is terminated or jobs are eliminated by Parent, the Surviving Corporation or any of their respective Subsidiaries shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by Parent, the Surviving Corporation or any of their respective Subsidiaries. Any workforce reductions carried out following the Effective Time by Parent or the Surviving Corporation and their respective Subsidiaries shall be done in accordance with all applicable collective bargaining agreements, and all laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law.

     6.11. Expenses. The Surviving Corporation or Parent shall pay all charges and expenses of the Company, Merger Sub or Parent, including those of the Exchange Agent, in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Corporation for such charges and expenses paid by the Surviving Corporation. Except as otherwise provided in
Section 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement shall be shared equally by Parent and the Company.

     6.12. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company, (when acting in such capacity) determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Michigan law and its articles of incorporation and its by-laws in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 6.12, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party so long as such failure does not materially prejudice Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume and control the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them subject to the consent of Parent, which shall not be unreasonably withheld, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements setting forth such fees and expenses in reasonable detail are received; provided, however, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     (c) The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, that (x) the Surviving Corporation may substitute therefor policies (which may be "tail" policies) containing terms with respect to coverage and amount no less favorable to such directors and officers, and (y) if the existing D&O Insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will use its best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium.

     (d) The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     6.13. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

     6.14. Dividends. The Company shall coordinate with Parent the declaration, setting of record dates and payment dates of dividends on Shares so that holders of Shares do not receive dividends on both Shares and Parent Common Stock received in the Merger in respect of any calendar quarter or fail to receive a dividend on either Shares or Parent Common Stock received in the Merger in respect of any calendar quarter.

     6.15. Rate Matters. Other than currently pending rate filings, the Company shall, and shall cause its Subsidiaries to, discuss with Parent any material changes in its or its Subsidiaries regulated rates or charges (other than pass-through fuel rates or charges), standards of service or accounting from those in effect on the date hereof and consult with Parent prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto.

     6.16. Taxation. Subject to Section 6.2, neither Parent nor the Company shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

     6.17. Transition Matters. (a) Promptly after the date hereof, Parent and the Company each shall designate three persons (the "Transition Coordinators") to, subject to applicable laws relating to the exchange of information, facilitate a full exchange of information concerning the business, operations, capital spending and budgets and financial results of Parent and the Company and to identify ways in which the operations of Parent and the Company can be consolidated or coordinated. The Transition Coordinators shall meet at least monthly in person and shall meet together quarterly with the Chief Executive Officers of Parent and the Company. From and after the date hereof, Parent and the Company agree that they shall consult with each other regarding all material business plans and decisions.

     (b) The Company and Parent each agree to use its reasonable best efforts to enter into a definitive agreement within 14 days of the date hereof for the sale to Parent of the Company's 95% membership interest in each of the following limited liability companies that own and operate synthetic fuel manufacturing facilities: (i) CRC No. 1, LLC Union City, Kentucky, (ii) CRC No. 3, LLC, Tazewell County Virginia and McDowell County Virginia, (iii) CRC No. 5, LLC Monongalia County, West Virginia, and (iv) CRC No. 6, LLC Laurel County, West Virginia. The Company and Parent each agree that the economic terms for each such sale shall be designed to produce a payment stream to the Company with a net present value of $40 per ton of capacity, utilizing a 12% discount rate.

     (c) The Company agrees to use its best efforts promptly to enter into, or to cause its Subsidiaries promptly to enter into, agreements to dispose of (i) such of its interests as are necessary so that the transactions contemplated by this Agreement will not jeopardize the status of any facilities in which the Company directly or indirectly owns any interest as "Qualifying Facilities" under the Public Utility Regulatory Policies Act of 1978, as amended, and (ii) all FERC-jurisdictional assets or facilities whether directly or indirectly owned or wholly or partially owned that would give rise to a requirement for approval of the Merger by the FERC, in each case prior to the date when all Governmental Consents (as defined below) are obtained and to use commercially reasonable efforts to maximize the after-tax proceeds from such sales or dispositions; provided, that the obligation to use best efforts shall not require the Company to take any action pursuant to this Section 6.17(c) that would cause (alone or together with other events) any failure to satisfy any condition to Closing. The Company agrees to keep Parent informed on a current basis regarding the status and terms of such dispositions and any other asset dispositions contemplated by the Company and its Subsidiaries and to work cooperatively with Parent to maximize the mutual benefit to the parties of such dispositions.

     6.18. Community Involvement. After the Effective Time, Parent intends to continue, and intends to cause the Surviving Corporation to continue, to make aggregate annual charitable contributions to the communities served by Parent and the Surviving Corporation and otherwise maintain a substantial level of involvement in community activities in the State of Michigan that is similar to, or greater than, the normal aggregate annual level of charitable contributions, community development and related activities carried on by Parent and the Company prior to the date hereof.

     6.19. 1935 Act and Power Act. (a) None of the parties hereto shall, nor shall any such party permit any of its Subsidiaries to, without the other party's consent, which shall not be unreasonably withheld or delayed, engage in any activities that would (i) cause a change in its status, or that of its Subsidiaries, under the 1935 Act, including, without limitation, the registration of either party pursuant to the 1935 Act or (ii) result in jurisdiction by the FERC over the Merger.

     (b) None of the parties hereto shall, nor shall any such party permit any of its Subsidiaries to, without the other party's consent, which shall not be unreasonably withheld or delayed, fail to take such actions that are necessary to (i) preserve existing exemptions from registration under the 1935 Act or (ii) allow the Merger to proceed without a requirement for approval by the FERC.

     6.20. Feline Prides. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon conversion of the Feline Prides in accordance with their terms.

                                  ARTICLE VII

                                   CONDITIONS

     7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

     (a) Shareholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote and shall have been duly approved by the sole shareholder of Merger Sub in accordance with applicable law and the articles of incorporation and by-laws of each such corporation, and the issuance of Parent Common Stock pursuant to the Merger shall have been duly approved by the holders of Parent Common Stock constituting the Parent Requisite Vote.

     (b) NYSE Listing. The shares of Parent Common Stock issuable to the Company shareholders pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

     (c) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and, other than the filing provided for in Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, "Governmental Consents") in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be) and become final, except for those that the failure to make or to obtain, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Parent or the Company, as applicable, or provide a reasonable basis to conclude that the parties hereto or any of their affiliates or respective directors, officers, agents, advisors or other representatives would be subject to the risk of criminal or material financial liability.

     (d) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an "Order"), and none of the U.S. Department of Justice, the Michigan Public Service Commission or the FERC shall have instituted any proceeding or be threatening to institute any proceeding seeking any such Order.

     (e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

     (f) Blue Sky Approvals. Parent shall have received all state securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated hereby.

     (g) Certain Transactions. The Company shall have completed the disposition of the interests required to be disposed of by Section 6.17(c) of this Agreement.

     7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in Sections 5.1(b)(i), 5.1(c)(i), 5.1(j), 5.1(p) and 5.1(q) of this Agreement shall be true and correct in all material respects (a) on the date hereof and (b) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of specific date or time other than the date hereof or the Closing

Date, which need only be true and correct in all material respects as of such date or time) and all other representations and warranties of the Company set forth in this Agreement shall be true and correct (i) on the date hereof and
(ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of those representations or warranties to be true and correct (without regard to any Material Adverse Effect, materiality or similar qualifications contained therein) which, individually or in the aggregate, have not had and are not reasonably likely to have, a Material Adverse Effect on Parent, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

     (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any material Contract to which the Company or any of its Subsidiaries is a party.

     (d) Accountants Letter. Parent shall have received, in form and substance reasonably satisfactory to Parent, from Deloitte & Touche LLP, the Company's independent auditor, the "comfort" letter described in Section 6.5(b).

     (e) Affiliates Letters. Parent shall have received an Affiliates Letter from each Person identified as an affiliate of the Company pursuant to Section 6.7.

     (f) Material Adverse Effect. There shall not have occurred any Material Adverse Effect on the Company.

     (g) Tax Opinion. Parent shall have received the opinion of Sullivan & Cromwell, counsel to Parent, dated the Closing Date, to the effect that (based on customary assumptions and representations and subject to customary exceptions) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. The condition set forth in this Section 7.2(g) shall not be waivable after the Company Requisite Vote or the Parent Requisite Vote has been obtained unless further shareholder approval is obtained with appropriate disclosure.

     (h) Governmental Consents. All Governmental Consents in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall have been obtained without imposing any terms or conditions that, individually or in the aggregate, in the reasonable judgment of Parent, are reasonably likely to have a Material Adverse Effect on Parent, the Company or the Surviving Corporation.

     7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Section 5.1(b)(ii), 5.1(c)(ii), 5.1(c)(iii), and 5.1(q) this Agreement shall be true and correct in all material respects (a) on the date hereof and (b) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of specific date or time other than the date hereof or the Closing Date, which need only be true and correct in all material respect as of such date or time) and all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (i) on the date hereof and
(ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of specific date or time other than the date hereof or the Closing Date, which need only be true and correct in all material respects as of such date or time) except in each of cases (i) and (ii) for such failures of those representations or warranties to be true and correct (without regard to any Material Adverse Effect, materiality or similar qualifications contained therein) which, individually or in the aggregate, have not had and are not reasonably likely to have, a Material Adverse Effect on the Company, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

     (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the an executive officer of Parent to such effect.

     (c) Consents Under Agreements. Parent shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any material Contract to which Parent or any of its Subsidiaries is a party.

     (d) Accountants Letter. The Company shall have received, in form and substance reasonably satisfactory to the Company, from Deloitte & Touche LLP, Parent's independent auditor, the "comfort" letter described in Section 6.5(b).

     (e) Material Adverse Effect. There shall not have occurred any Material Adverse Effect on Parent.

     (f) Tax Opinion. The Company shall have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to the Company, dated the Closing Date, to the effect that (based on customary assumptions and representations and subject to customary exceptions) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. The condition set forth in this Section 7.3(f) shall not be waivable after the Company Requisite Vote or the Parent Requisite Vote has been obtained unless further shareholder approval is obtained with appropriate disclosure.

                                  ARTICLE VIII

                                  TERMINATION

     8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company and Parent referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

     8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if: (i) the Merger shall not have been consummated by July 15, 2000, whether such date is before or after the date of approval by the shareholders of the Company or Parent (the "Termination Date"); provided that the Termination Date shall be automatically extended for nine months (the "Extended Date") if, on July 15, 2000: (x) any of the Governmental Consents described in Section 7.1(c) have not been obtained or waived, (y) each of the other conditions to the consummation of the Merger set forth in Article VII has been satisfied or waived or remains capable of satisfaction, and (z) any Governmental Consent that has not yet been obtained is being pursued diligently and in good faith; (ii) the approval of the Company's shareholders required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof; (iii) the approval of Parent's shareholders as required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor; (iv) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the shareholders of the Company or Parent); or (v) on or after the Regulatory Termination Date (as defined below) the Board of Directors of Parent or of the Company reasonably determines that it is more likely than not that Governmental Consents necessary to satisfy the conditions to the parties' obligation to effect the Merger will not be obtained on terms that satisfy the standard set forth in
Section 7.2(h) prior to the Extended Date; provided, that such party provides the other two weeks prior notice. The right to terminate this Agreement pursuant to clause (i) or (v) of the immediately preceding sentence shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated. As used in this Agreement, the term "Regulatory Termination Date" means the date one year from the date hereof unless the transactions contemplated by this Agreement shall require any approval of the FERC, in which case it shall mean the date 15 months from the date hereof.

     8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of the Company if:

     (a) at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company referred to in Section 7.1(a),(i) the Board of Directors of Parent shall have withdrawn or adversely modified its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement within five business days after a written request by the Company to do so or (ii) there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to the party committing such breach; or

     (b) (i) the Company Requisite Vote shall not have been obtained, (ii) the Company is not in breach of any of the terms of this Agreement, (iii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, (iv) Parent does not make, within five business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal, and (v) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (iii) of the last preceding sentence until at least the sixth business day after it has provided the notice to Parent required thereby and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

     8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of Parent if:

     (a) at any time prior to the Effective Time, whether before or after the approval by the shareholders of Parent referred to in Section 7.1(a), (i) the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement within five business days after a written request by Parent to do so or (ii) there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company; or

     (b) (i) the Parent Requisite Vote shall not have been obtained, (ii) Parent is not in breach of any of the terms of this Agreement, (iii) the Board of Directors of Parent authorizes Parent, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Parent Adverse Proposal and Parent notifies the Company in writing that it intends to enter into such an agreement, (iv) the Company does not make within five business days of receipt of Parent's notification of its intention to enter into a binding agreement for a Parent Adverse Proposal, an offer the Board of Directors of Parent determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of Parent as the Parent Adverse Proposal, and (v) Parent prior to such termination pays to the Company in immediately available funds any fees required to be paid pursuant to Section 8.5. Parent agrees (x) that it will not enter into any binding agreement referred to in clause (iii) of the last preceding sentence until at least the sixth business day after it has provided the notice to the Company required thereby and (y) to notify the Company promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

     8.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement.

     (b) In the event that (i) a Company Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make a Company Acquisition Proposal and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(ii), (ii) this Agreement is terminated by Parent pursuant to Section 8.4(a)(i) or, (iii) this Agreement is terminated by the Company pursuant to Section 8.3(b) then the Company shall, in the case of a termination pursuant to 8.3(b) prior to such termination, and otherwise promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee of $55,000,000 and shall promptly, but in no event later than two days after being notified of such by Parent, pay all of the charges and expenses, including those of the Exchange Agent, incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $15,000,000, in each case payable by wire transfer of same day funds; provided, however, that in the event of a termination pursuant to Section 8.2(ii) under the circumstances set forth in clause (i) of this Section 8.5(b), or a termination pursuant to Section 8.4(a)(i), the Company shall (a) promptly, but in no event later than two days after being notified of such by Parent, pay all of the charges and expenses incurred by Parent in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $15,000,000, and, (b) if the Company enters into a definitive agreement to consummate or consummates a Company Acquisition Proposal within 12 months from the date of such termination, at the time of the entering into of such agreement or such consummation, as applicable, pay Parent a termination fee of $55,000,000. The Company acknowledges that the agreements contained in this
Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

     (c) In the event that (i) a Parent Adverse Proposal shall have been made to Parent or any of its Subsidiaries or any of its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make a Parent Adverse Proposal and thereafter this Agreement is terminated by either the Company or Parent pursuant to Section 8.2(iii), (ii) this Agreement is terminated by the Company pursuant to Section 8.3(a)(i) or (iii) this Agreement is terminated by Parent pursuant to Section 8.4(b), then Parent shall, in the case of a termination pursuant to Section 8.4(b) prior to such termination, and otherwise promptly, but in no event later than two days after the date of such termination, pay the Company a termination fee of $85,000,000 and shall promptly, but in no event later than two days after being notified of such by the Company, pay all of the charges and expenses incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $15,000,000, in each case payable by wire transfer of same day funds; provided, however, that in the event of a termination pursuant to Section 8.2(iii) under the circumstances set forth in clause (i) of this Section 8.5(c), or a termination pursuant to Section 8.3(a)(i), Parent shall (a) promptly, but in no event later than two days after being notified of such by the Company, pay all of the charges and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of

$15,000,000 and, (b) if Parent enters into a definitive agreement to consummate or consummates a Parent Adverse Proposal within 12 months from the date of such termination, at the time of the entering into of such agreement or such consummation, as applicable, pay the Company a termination fee of $85,000,000. Parent acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to promptly pay the amount due pursuant to this
Section 8.5(c), and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for the fee set forth in this paragraph (c), Parent shall pay to the Company its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                                   ARTICLE IX

                           MISCELLANEOUS AND GENERAL

     9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Sections 6.8 (Stock Exchange Listing and Delisting),
6.10 (Benefits), 6.11 (Expenses), 6.12 (Indemnification; Directors' and Officers' Insurance) and 6.16 (Taxation) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.11 (Expenses), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

     9.2. Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     9.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

     9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (A) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF MICHIGAN WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Michigan and the Federal courts of the United States of America located in the State of Michigan solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Michigan State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND

UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

     9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

     if to Parent or Merger Sub

     DTE Energy Company
     2000 Second Avenue
     Detroit, MI 48226
     Attention: General Counsel
     fax: (313) 235-0121

     (with a copy to Joseph B. Frumkin, Esq.,
     Sullivan & Cromwell,
     125 Broad Street
     New York, NY 10004
     fax: (212) 558-3588)

     if to the Company

     MCN Energy Group Inc.
     500 Griswold Street
     Detroit, MI 48226
     Attention: General Counsel
     fax: (313) 965-0009

     (with a copy to Seth A. Kaplan, Esq.,
     Wachtell, Lipton, Rosen & Katz
     51 West 52nd Street
     New York, New York 10019
     fax: (212) 403-2000)

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     9.7. Entire Agreement. This Agreement (including any exhibits or appendices hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, dated August 30, 1999, between Parent and the Company (the "Confidentiality Agreement") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

     9.8. No Third Party Beneficiaries. Except as provided in Section 6.12 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

     9.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.11. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     9.12. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                          MCN ENERGY GROUP INC.

                                          By:   /s/ ALFRED R. GLANCY III
                                            ------------------------------------
                                            Name: Alfred R. Glancy III
                                            Title: Chairman, President and Chief
                                                   Executive Officer

                                          DTE ENERGY COMPANY

                                          By:  /s/ ANTHONY F. EARLEY, JR.
                                            ------------------------------------
                                            Name: Anthony F. Earley, Jr.
                                            Title: Chairman of the Board and
                                                   Chief Executive Officer and
                                                   President and Chief Operating
                                                   Officer

                                          DTE ENTERPRISES, INC.

                                          By:  /s/ ANTHONY F. EARLEY, JR.
                                            ------------------------------------
                                            Name: Anthony F. Earley, Jr.
                                            Title: Chairman, Chief Executive
                                                   Officer and President.

                                                                     EXHIBIT A-1

                           [FORM OF AFFILIATE LETTER]

                                                                          [DATE]

DTE Energy Company
2000 2nd Avenue
Detroit, Michigan 48226

Ladies and Gentlemen:

     I have been advised that as of the date hereof, I may be deemed to be an "affiliate" of MCN Energy Group, a Michigan corporation (the "Company"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of October 4, 1999, as it may be amended, supplemented or modified from time to time (the "Merger Agreement"), among the Company, DTE Energy Company, a Michigan corporation ("Parent"), and DTE Enterprises, Inc. a Michigan corporation and a wholly owned subsidiary of Parent ("Merger Sub"), the Company will be merged with and into Merger Sub (the "Merger"), with Merger Sub as the surviving corporation in the Merger. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

     In consideration of the agreements contained herein, Parent's reliance on this letter in connection with the consummation of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I hereby represent, warrant and agree that I will not make any sale, transfer or other disposition of common stock, without par value, of Parent (the "Parent Common Stock") received by me pursuant to the Merger in violation of the Securities Act or the Rules and Regulations. I have been advised that the issuance of the shares of Parent Common Stock pursuant to the Merger will have been registered with the Commission under the Securities Act on a Registration Statement on Form S-4. I have also been advised, however, that since I may be deemed to be an affiliate of the Company at the time the Merger is submitted for a vote of the shareholders of the Company, the Parent Common Stock received by me may be disposed by me only (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Securities Act, or (iii) in reliance upon an exemption from registration that is available under the Securities Act.

     I also understand that instructions will be given to Parent's transfer agent with respect to the Parent Common Stock to be received by me pursuant to the Merger and that there will be placed on the certificates representing such shares of Parent Common Stock, or any substitutes therefor, a legend stating in substance as follows:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER THAT ACT OR AN EXEMPTION FROM SUCH REGISTRATION."

     It is understood and agreed that the legend set forth above shall be removed upon surrender of certificates bearing such legend by delivery of substitute certificates without such legend if I shall have delivered to Parent an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that (i) the sale or disposition of the shares represented by the surrendered certificates may be effected without registration of the offering, sale and delivery of such shares under the Securities Act, and (ii) the shares to be so transferred may be publicly offered, sold and delivered by the transferee thereof without compliance with the registration provisions of the Securities Act.

                                      A-A-1

     I further understand and agree that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

     This letter agreement constitutes the complete understanding between Parent and me concerning the subject matter hereof. Any notice required to be sent to either party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This letter agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

     If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to the undersigned, at which time this letter shall become a binding agreement between us.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:

Accepted this                day
of                , 199  by

DTE Energy Company

By:
----------------------------------------------------
Name:
Title:

                                      A-A-2